Exhibit 99.1

For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports Fourth Quarter Results
Company Produces $0.20 of Diluted EPS and Generates $113 Million
 of Operating Cash Flow and $51 Million of Free Cash Flow;
Company Provides Outlook for Fiscal Year 2010

November 4, 2009.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week fourth quarter and 52-week fiscal year ended September 27, 2009.

Sales for the quarter increased 2.3% to $1.8 billion.  Comparable store sales decreased 0.9% versus a 0.4% increase in the prior year.  Identical store sales, excluding eight relocations and two major expansions, decreased 2.3% versus a 0.5% decrease in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 0.7%, and identical store sales decreased 2.0%.

For the fourth quarter, income available to common shareholders was $28.7 million, or $0.20 per diluted share, compared to $1.5 million, or $0.01 per diluted share, for the fourth quarter last year.  Results in the current quarter included a LIFO credit of $3.4 million, or $0.01 per diluted share.

Results in the fourth quarter last year included:  a LIFO charge of $4.7 million, or $0.02 per diluted share;  non-cash asset impairment charges related to two Wild Oats locations of $1.5 million, or $0.01 per diluted share; FTC-related legal expenses of $2.5 million, or $0.01 per diluted share; charges related to lease terminations of Whole Foods Market stores in development and store closure reserve adjustments related to idle Wild Oats properties of $20.2 million, or $0.07 per diluted share; and tax charges resulting from the repatriation of $60 million in cash from the Company’s Canadian subsidiary of $6.1 million, or $0.04 per diluted share.

"We believe our sales have stabilized and officially turned the corner. Our comparable store and identical store sales trends improved for the second quarter in a row and, after five quarters of year-over-year declines, so far in the first quarter are up 1.6% and 0.4%, respectively," said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  "We are very pleased with the $273 million of free cash flow we generated this year along with the significant year-over-year improvements we produced in our balance sheet.  Our total cash increased $470 million to $501 million, and total debt decreased $190 million to $739 million.  From where we stand today, we believe we are well positioned to meet our long-term debt maturities in 2012."

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 46% to $133.5 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) increased 34% to $142.8 million.  Approximately $74.0 million relating to depreciation and amortization, asset impairments, LIFO, share-based payments, and deferred rent was expensed for accounting purposes but was non-cash in the current quarter.

During the quarter, the Company produced $113.0 million in cash flow from operations and invested $62.5 million in capital expenditures, of which $51.1 million related to new stores.  This resulted in free cash flow of $50.5 million.  Cash and cash equivalents, including restricted cash, increased to $501.2 million, and the Company had $335.2 million available on its credit line, net of $14.8 million in outstanding letters of credit.  The Company’s total debt was $739.2 million.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For the 52-week period ended September 27, 2009, sales increased 1.0% to $8.0 billion.  Comparable store sales decreased 3.1% versus a 4.9% increase in the prior year, and identical store sales, excluding 12 relocations and three major expansions, decreased 4.3% versus a 3.6% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 2.6%, and identical store sales decreased 3.7%.

For the fiscal year, the tax rate was 41.5%, income available to common shareholders was $118.8 million, and diluted earnings per share were $0.85.  These results included:

•	a LIFO credit of $5.6 million, or $0.02 per diluted share;
•	non-cash asset impairment charges related to operating stores of $14.8 million, or $0.06 per diluted share;
•	FTC-related legal costs of $14.7 million, and non-cash impairment charges related to the FTC settlement agreement of $4.8 million, or $0.08 per diluted share; and
•
store closure reserve adjustments primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market of $12.9 million, or $0.05 per diluted share.

For the fiscal year, adjusted EBITDA increased 16% to $575.6 million, and EBITANCE increased 12% to $619.8 million.  The Company produced $587.7 million in cash flow from operations and invested $314.6 million in capital expenditures, of which $248.0 million related to new stores.  This resulted in free cash flow of $273.1 million.  In addition, the Company paid cash dividends to preferred stockholders of $19.8 million during the fiscal year.

The Company’s results for the last five fiscal quarters and comparable and identical store sales results for the current quarter to date are shown in the following table.  Where applicable, percentages have been adjusted to exclude asset impairment charges and FTC-related legal costs.

						QTD
	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10

Sales growth	15.5%	0.4%	-0.5%	2.0%	2.3%	5.4%

Comparable store sales growth	0.4%	-4.0%	-4.8%	-2.5%	-0.9%	1.6%
Excluding foreign currency	0.4%	-3.4%	-4.1%	-2.0%	-0.7%	1.4%
Two-year comps (sum of two years)	8.6%	5.3%	1.9%	0.1%	-0.6%	-0.5%
Excluding foreign currency	8.4%	5.6%	2.5%	0.5%	-0.2%	0.0%

Identical store sales growth	-0.5%	-4.9%	-5.8%	-3.8%	-2.3%	0.4%
Excluding foreign currency	-0.4%	-4.2%	-5.1%	-3.3%	-2.0%	0.3%
Two-year idents (sum of two years)	5.6%	2.2%	-0.7%	-1.9%	-2.8%	-2.9%
Excluding foreign currency	5.5%	2.6%	-0.1%	-1.5%	-2.4%	-2.4%

Gross profit	33.3%	33.4%	34.7%	35.2%	34.2%
Gross profit excluding LIFO	33.6%	33.5%	34.7%	34.8%	34.0%
Direct store expenses	26.6%	26.4%	26.2%[1]	26.6%	26.9%
Store contribution	6.8%	6.9%	8.5%	8.5%	7.3%
Store contribution excluding LIFO	7.0%	7.1%	8.5%	8.2%	7.2%
G&A expenses	2.9%	2.9%	2.9%	2.8%	2.8%

1 Unusually low number of workers’ compensation claims and average cost per claim in the quarter

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For the quarter, gross profit, excluding LIFO, increased 46 basis points to 34.0% of sales, with an improvement in cost of goods sold more than offsetting higher occupancy costs as a percentage of sales.  The LIFO adjustment was a $3.4 million credit versus a $4.7 million charge last year, a positive impact of 45 basis points.  Excluding asset impairment charges of $1.5 million last year, direct store expenses increased 32 basis points to 26.9% of sales driven by increases in health care and depreciation which were partially offset by an improvement in workers’ compensation expense as a percentage of sales.  As a result, store contribution, excluding LIFO and asset impairment charges, improved 13 basis points to 7.2% of sales.

For stores in the identical store base, gross profit, excluding LIFO, improved 47 basis points to 34.1% of sales, direct store expenses improved 11 basis points to 26.5% of sales, and store contribution improved 58 basis points to 7.6% of sales.

G&A expenses, excluding FTC-related legal costs, improved 12 basis points to 2.8% of sales.  FTC-related legal costs totaled $0.5 million in the fourth quarter versus $2.5 million in the prior year.

Pre-opening expenses were $10.6 million versus $15.2 million in the prior year.

Relocation, store closure and lease termination costs were $3.2 million versus $27.2 million last year.  Results in the prior year included $5.5 million in charges related to lease terminations of Whole Foods Market stores in development and $14.7 million in store closure adjustments related to idle Wild Oats properties.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.6 years old, s.f. weighted)	-2.1%	68%	97	26,900	2,612,800
Between eight and 11 years old	-2.2%	43%	56	32,000	1,792,800
Between five and eight years old	-4.5%	41%	43	37,300	1,603,700
Between two and five years old	-0.1%	9%	53	50,800	2,694,000
Less than two years old (including eight relocations)	13.8%	-2%	25	54,100	1,352,300

All comparable stores (7.8 years old, s.f. weighted)	-0.9%	24%	274	36,700	10,055,600
All stores (7.4 years old, s.f. weighted)		21%	284	37,200	10,565,800

1Reflects store-level capital and net operating profit after taxes (“NOPAT”), including pre-opening expense

Growth and Development
The Company opened three stores in the fourth quarter.  So far in the first quarter of fiscal year 2010, the Company has opened three stores in San Francisco, CA; Santa Barbara, CA; and Seattle, WA and closed one former Wild Oats store in Littleton, CO.  The Company currently has 286 stores totaling 10.6 million square feet.  Two additional stores are expected to open in the first quarter.

Since the Company’s third quarter earnings release, the Company has reduced the size of two stores in development by an average of 16,200 square feet each.  The Company also recently signed three new leases in Huntington Beach, CA; Columbus, OH; and Pittsburgh, PA averaging 33,000 square feet in size, all currently scheduled to open after fiscal year 2010.

The following table provides additional information about the Company’s store openings in fiscal years 2008 and 2009, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY08	FY09	Tendered	Signed[1]

Number of stores (including relocations)	20	15	18	53
Number of relocations	6	6	1	8
Number of lease acquisitions,
ground leases and owned properties	4	4	4	4
New markets	3	1	4	7
Average store size (gross square feet)	53,000	53,500	43,500	44,800
Total square footage	1,060,700	801,800	783,800	2,409,700
Average tender period in months	9.7	12.6
Average pre-opening expense per store (incl. rent)	$2.5 mil	$3.0 mil
Average pre-opening rent per store	$1.1 mil	$1.3 mil

1 Includes leases tendered

FTC Update
As previously announced on June 1, 2009, the FTC approved a settlement agreement resolving its antitrust challenge to the Company’s acquisition of Wild Oats Markets, Inc.  Under the terms of the agreement, a third-party divestiture trustee was appointed to market for sale until September 8, 2009:  leases and related assets for 19 non-operating former Wild Oats stores; leases and related fixed assets (excluding inventory) for 12 operating acquired Wild Oats stores and one operating Whole Foods Market store; and Wild Oats® trademarks and other intellectual property associated with the Wild Oats stores.

The divestiture period has been extended by the FTC until March 8, 2010 for six operating and two non-operating former Wild Oats stores as well as Wild Oats® trademarks and other intellectual property associated with the Wild Oats stores.  The divestiture period for those eight stores may be extended further only to allow the FTC to approve any previously submitted purchase agreements.  The seven remaining operating stores have been retained by the Company without further obligation to attempt to divest.

Pursuant to the FTC’s approval of the final consent order in the third quarter, the Company recorded non-cash impairment charges to adjust the carrying value of leases and fixed assets to fair value relating to the potential sales of certain operating stores.  Cash expenses relating to legal and trustee fees are not expected to be material.  No additional material charges are expected related to the potential sale of the six operating stores, the two non-operating properties for which a lease liability reserve is already recorded, or the trademarks which have been fully amortized.

Redemption of Series A Preferred Stock
On October 23, 2009, the Company announced that it exercised its right to redeem the $425 million of Series A Preferred Stock issued to Leonard Green & Partners last year.  Under the terms of the agreement, the Company has the option to redeem the preferred stock upon 30 days written notice if its common stock closes at or above $28.50 for 20 consecutive trading days.  Also under the terms of the agreement, Leonard Green & Partners has the right to convert its preferred stock into common stock prior to redemption.

Based on the conversion rate and the current trading price of its common stock, the Company anticipates that Leonard Green & Partners will choose to convert the preferred stock into common stock prior to the November 27, 2009 redemption date.  The conversion of the preferred stock will save the Company approximately $34 million in preferred cash dividends per year.  If the preferred stock is converted as expected, the Company’s common stock outstanding will increase by approximately 29.7 million shares.  The net impact on future diluted earnings per share should not be material.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Assumptions for Fiscal Year 2010
For the first five weeks of the first quarter of fiscal year 2010, total sales increased 5%.  Comparable store sales increased 1.6% versus a 2.1% decrease in the prior year, and identical store sales increased 0.4% versus a 3.3% decrease in the prior year.

The Company is pleased with its sales trends quarter to date; however, increased price investments could negatively impact our sales going forward, and with no anticipated positive change in the economy over the short term, the Company believes it is reasonable to expect sales results for the fiscal year in line with or slightly better than these quarter-to-date results.  For the fiscal year, the Company expects sales growth of 5% to 8%, comparable store sales growth of 1% to 4%, and identical store sales growth of 0% to 3%.  The Company expects to open 16 new stores, 10 of which are expected to open in the first half of the year.

While sales comparisons will be easier in the first half of the year, the Company will have difficult expense comparisons due to the cost savings realized in fiscal year 2009.  In addition, with 0% to 3% identical store sales growth, the Company does not expect to realize the same year-over-year operating margin improvement in its younger stores as has been produced in the past.  For these reasons, and given the likelihood of continued selective, strategic price investments, the Company expects operating margin to be in line with the 4.1% produced in fiscal year 2009 excluding non-cash asset impairment charges, FTC-related legal and settlement costs, and store closure reserve adjustments.

The Company expects total pre-opening and relocation costs in the range of $55 million to $60 million.

The Company expects net interest expense of $28 million to $32 million.

The Company expects an annualized effective tax rate in the range of 41% to 42%.

Based on these assumptions, the Company estimates EBITDA in the range of $625 million to $650 million and EBITANCE in the range of $675 million to $700 million.

The Company estimates diluted earnings per share, based on approximately 170 million weighted average shares outstanding, in the range of $1.05 to $1.10.

Capital expenditures for the fiscal year are expected to be in the range of $350 million to $400 million.  Of this amount, approximately 60% to 65% relates to new stores opening in fiscal year 2010 and beyond.

The following table provides information about the Company’s estimated store openings in fiscal years 2010 through 2013 based on the current development pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

The Company is committed to producing positive free cash flow on an annual basis and is confident it will produce operating cash flow in excess of the capital expenditures needed to open the stores in its current development pipeline.

	Total	Average Square	Ending Square	Ending Square
	Openings	Relocations	Feet per Store	Footage[1]	Footage Growth

FY10 remaining stores in development	13	0	44,600	11,216,100	6.2%
FY11 stores in development	17	4	39,600	11,772,300	5.0%
FY12 stores in development	15	2	46,900	12,426,600	5.6%
FY13 stores in development	8	2	52,300	12,781,200
Total	53	8	44,800

1 Reflects year-to-date openings/closures in fiscal year 2010 and one expansion in development in fiscal year 2011

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, America’s first national certified organic grocer, and was named “America’s Healthiest Grocery Store” in 2008 by Health magazine.  In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 286 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs more than 52,000 Team Members and has been ranked for 12 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 28, 2008.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Fifty-two weeks ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Sales	$1,829,229	$1,788,919	$8,031,620	$7,953,912
Cost of goods sold and occupancy costs	1,203,263	1,192,917	5,277,310	5,247,207
Gross profit	625,966	596,002	2,754,310	2,706,705
Direct store expenses	491,593	474,983	2,130,982	2,106,449
Asset impairments from continuing locations	20	1,491	14,827	1,491
Store contribution	134,353	119,528	608,501	598,765
General and administrative expenses	51,725	54,669	243,749	270,428
Operating income before pre-opening and store closure	82,628	64,859	364,752	328,337
Pre-opening expenses	10,602	15,151	49,218	55,554
Relocation, store closure and lease termination costs	3,248	27,159	31,185	36,545
Operating income	68,778	22,549	284,349	236,238
Interest expense	(7,892)	(8,303)	(36,856)	(36,416)
Investment and other income	921	1,267	3,449	6,697
Income before income taxes	61,807	15,513	250,942	206,519
Provision for income taxes	25,397	14,011	104,138	91,995
Net income	36,410	1,502	146,804	114,524
Preferred stock dividends	7,744	-	28,050	-
Income available to common shareholders	$28,666	$1,502	$118,754	$114,524

Basic earnings per share	$0.20	$0.01	$0.85	$0.82
Weighted average shares outstanding	140,510	140,286	140,414	139,886

Diluted earnings per share	$0.20	$0.01	$0.85	$0.82
Weighted average shares outstanding, diluted basis	140,510	140,286	140,414	140,011

Dividends declared per common share	$-	$-	$-	$0.60

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Condensed Consolidated Balance Sheets (unaudited)
September 27, 2009 and September 28, 2008
(In thousands)

Assets
	2009	2008
Current assets:
Cash and cash equivalents	$430,130	$30,534
Restricted cash	71,023	617
Accounts receivable	104,731	115,424
Merchandise inventories	310,602	327,452
Prepaid expenses and other current assets	51,137	68,150
Deferred income taxes	87,757	80,429
Total current assets	1,055,380	622,606
Property and equipment, net of accumulated depreciation and amortization	1,897,853	1,900,117
Goodwill	658,254	659,559
Intangible assets, net of accumulated amortization	73,035	78,499
Deferred income taxes	91,000	109,002
Other assets	7,866	10,953
Total assets	$3,783,388	$3,380,736

Liabilities and Shareholders' Equity
	2009	2008
Current liabilities:
Current installments of long-term debt and capital lease obligations	$389	$380
Accounts payable	189,597	183,134
Accrued payroll, bonus and other benefits due team members	207,983	196,233
Dividends payable	8,217	-
Other current liabilities	277,838	286,430
Total current liabilities	684,024	666,177
Long-term debt and capital lease obligations, less current installments	738,848	928,790
Deferred lease liabilities	250,326	199,635
Other long-term liabilities	69,262	80,110
Total liabilities	1,742,460	1,874,712

Series A redeemable preferred stock, $0.01 par value, 425 and no shares authorized, issued and outstanding in 2009 and 2008, respectively	413,052	-

Shareholders' equity	1,627,876	1,506,024
Commitments and contingencies
Total liabilities and shareholders' equity	$3,783,388	$3,380,736

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Fifty-two weeks ended
	September 27, 2009	September 28, 2008
Cash flows from operating activities:
Net income	$146,804	$114,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	266,695	249,213
Loss on disposition of fixed assets	3,012	3,754
Impairment of long-lived assets	24,508	9,195
Share-based payments expense	12,795	10,505
LIFO expense (benefit)	(5,598)	12,683
Deferred income tax expense (benefit)	14,076	(9,993)
Excess tax benefit related to exercise of team member stock options	(42)	(5,686)
Deferred lease liabilities	48,029	44,167
Other	2,800	(65)
Net change in current assets and liabilities:
Accounts receivable	10,408	(10,468)
Merchandise inventories	21,732	(52,630)
Prepaid expenses and other current assets	21,415	(27,833)
Accounts payable	6,527	(45,378)
Accrued payroll, bonus and other benefits due team members	11,985	14,413
Other current liabilities	14,696	14,350
Net change in other long-term liabilities	(12,121)	14,241
Net cash provided by operating activities	587,721	334,992
Cash flows from investing activities:
Development costs of new locations	(247,999)	(357,520)
Other property and equipment expenditures	(66,616)	(171,952)
Acquisition of intangible assets	(1,604)	(1,630)
Purchase of available-for-sale securities	-	(194,316)
Sale of available-for-sale securities	-	194,316
Decrease (increase) in restricted cash	(70,406)	1,693
Payment for purchase of acquired entities, net of cash acquired	-	(5,480)
Proceeds from divestiture, net	-	163,913
Other investing activities	342	(1,745)
Net cash used in investing activities	(386,283)	(372,721)
Cash flows from financing activities:
Common stock dividends paid	-	(109,072)
Preferred stock dividends paid	(19,833)	-
Issuance of common stock	4,286	18,019
Excess tax benefit related to exercise of team member stock options	42	5,686
Proceeds from issuance of redeemable preferred stock, net	413,052	-
Proceeds from long-term borrowings	123,000	317,000
Payments on long-term debt and capital lease obligations	(321,092)	(161,151)
Other financing activities	-	(652)
Net cash provided by financing activities	199,455	69,830
Effect of exchange rate changes on cash and cash equivalents	(1,297)	(1,567)
Net change in cash and cash equivalents	399,596	30,534
Cash and cash equivalents at beginning of period	30,534	-
Cash and cash equivalents at end of period	$430,130	$30,534

Supplemental disclosure of cash flow information:
Interest paid	$43,685	$36,155
Federal and state income taxes paid	$69,701	$118,366

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE"),  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as for incentive compensation and capital planning purposes. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses.  These expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payments expense, deferred rent, and LIFO charge. Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
EVA	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net income	$36,410	$1,502	$146,804	$114,524
Provision for income taxes	25,397	14,011	104,138	91,995
Interest expense and other	15,397	22,336	58,528	64,276
NOPBT	77,204	37,849	309,470	270,795
Income taxes (40%)	30,882	15,140	123,788	108,318
NOPAT	46,322	22,709	185,682	162,477
Capital charge	64,324	55,249	265,869	231,049
EVA	$(18,002)	$(32,540)	$(80,187)	$(68,572)

The following is a tabular presentation of the non-GAAP financial measures, EBITDA, Adjusted EBITDA and EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
EBITDA and EBITANCE	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net income	$36,410	$1,502	$146,804	$114,524
Provision for income taxes	25,397	14,011	104,138	91,995
Interest expense, net	6,971	7,036	33,407	29,719
Operating income	68,778	22,549	284,349	236,238
Depreciation and amortization	62,404	59,827	266,695	249,213
Earnings before interest, taxes, depreciation & amortization (EBITDA)	131,182	82,376	551,044	485,451
Impairment of assets	2,344	9,096	24,508	9,195
Adjusted EBITDA	133,526	91,472	575,552	494,646
Non-cash expenses:
Share-based payments expense	3,966	2,906	12,795	10,505
LIFO expense (benefit)	(3,421)	4,651	(5,598)	12,683
Deferred rent	8,732	7,290	37,079	34,874
Total other non-cash expenses	9,277	14,847	44,276	58,062
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	$142,803	$106,319	$619,828	$552,708

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
Free Cash Flow	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net cash provided by operating activities	$113,000	$63,613	$587,721	$334,992
Development costs of new locations	(51,050)	(73,495)	(247,999)	(357,520)
Other property and equipment expenditures	(11,434)	(61,139)	(66,616)	(171,952)
Free cash flow	$50,516	$(71,021)	$273,106	$(194,480)

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com